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                                   EXHIBIT 5.1




                                  May 12, 1998


Escalade, Incorporated
817 Maxwell Avenue
Evansville, Indiana 47717

         RE:      REGISTRATION STATEMENT ON FORM S-8

Gentlemen:

         We have acted as counsel to Escalade, Incorporated, an Indiana corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, on Form S-8 (the "Registration Statement") of up to 100,000 shares of the Company's Common Stock, no par value per share (the "Shares"), issuable under the Company's 1997 Director Stock Compensation and Option Plan.

         As counsel for the Company, we have made such legal and factual examinations and inquiries as deemed advisable for the purpose of rendering this opinion. In addition, we have examined such documents and materials, including the Articles of Incorporation and Bylaws of the Company, and other corporate records of the Company as we have deemed necessary and appropriate for the purpose of this opinion.

         On the basis of the foregoing, we are of the opinion that the 100,000 shares of Common Stock of the Company registered for issuance pursuant to the Registration Statement, are currently validly authorized and, when issued as contemplated by the Registration Statement, will be legally issued, fully paid and nonassessable shares of Common Stock of the Company.

         We hereby consent to the filing of this opinion as part of the above-referenced Registration Statement and amendments thereto.

                                       Very truly yours,

                                       GRAYDON, HEAD & RITCHEY

                                       /s/ Richard G. Schmalzl

                                       Richard G. Schmalzl